UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2008

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2008, LiveDeal, Inc. (the “Company”) and Michael Edelhart entered into an Amended and Restated Employment Agreement (the “Restated Agreement”), pursuant to which Mr. Edelhart was appointed Chief Executive Officer of the Company for a three-year employment term.  Mr. Edelhart had been serving as interim CEO of the Company since July 1, 2008.

The Restated Agreement provides that Mr. Edelhart will be paid a base salary of $250,000 per year and will be eligible to receive a bonus of up to $60,000 per year if the Company achieves certain performance objectives established by the Company’s Board of Directors and/or its Compensation Committee.   Mr. Edelhart also received an option to purchase 150,000 shares of the Company’s common stock under the Company’s 2003 Stock Plan.  The option grant, which is subject to shareholder approval, vests in 48 equal monthly installments.  Mr. Edelhart’s options would immediately accelerate and vest upon any change of control of the Company (if Mr. Edelhart’s employment was terminated from and after such change of control).  Finally, the Restated Agreement provides that the Company will reimburse Mr. Edelhart for reasonable business expenses and allow him to participate in its regular benefit programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: October 6, 2008	/s/ Gary L. Perschbacher
Gary L. Perschbacher
Chief Financial Officer